Exhibit (h)(7)

KAYNE ANDERSON MLP INVESTMENT COMPANY

CONTROLLED EQUITY OFFERINGSM

AMENDMENT NO. 1 TO

SALES AGREEMENT

August 30, 2013

CANTOR FITZGERALD & CO.

110 East 59th Street

New York, New York 10022

Ladies and Gentlemen:

Reference is made to the Sales Agreement, dated July 1, 2013, including the Schedules thereto (the “Sales Agreement”), among Cantor Fitzgerald & Co. (“CF&Co”) and Kayne Anderson MLP Investment Company, a Maryland corporation (the “Fund”), KA Fund Advisors, LLC, a Delaware limited liability company (the “Adviser”), and Kayne Anderson Capital Advisors, L.P., a California limited partnership and the parent of the Adviser (“KACALP”) (solely with respect to Section 6(b)(v), Section 6(b)(vii), Section 7(l), Section 9 and Section 10) (the Fund, the Adviser and KACALP are collectively referred to herein as the “Fund Parties”), pursuant to which the Fund agreed to sell through CF&Co, acting as agent and/or principal, its common stock, $0.001 par value per share having an aggregate sale price of up to $200,000,000. All capitalized terms used in this Amendment No. 1 to Sales Agreement between CF&Co and the Fund Parties (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to such terms in the Sales Agreement. CF&Co and the Fund Parties agree as follows:

A.	Amendments to Sales Agreement. The Sales Agreement is amended as follows:

1.	The first sentence of Section 1 of the Sales Agreement is hereby deleted and replaced with the following:

“The Fund agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may sell through CF&Co, acting as agent and/or principal, its common stock, $0.001 par value per share (the “Common Stock”), having an aggregate sale price of up to $50,000,000 (the “Shares”) as the Fund and CF&Co shall mutually agree from time to time. Notwithstanding anything to the contrary contained herein, the parties hereto agree that compliance with the limitations set forth in this Section 1 on the amount of Shares issued by the Fund, and sold through CF&Co under this Agreement, shall be the sole responsibility of the Fund, and CF&Co shall have no obligation in connection with such compliance.”

2.	Schedule 1 is amended by adding the words “as amended on August 30, 2013” after “July 1, 2013.”

3.	Schedule 3 is amended by adding the words “as amended on August 30, 2013” after “July 1, 2013.”
4.	The first sentence of the Officer’s Certificate attached as Exhibit A-1 is amended to add the words “as amended on August 30, 2013” after “July 1, 2013.”
5.	The first sentence of the Officer’s Certificate attached as Exhibit A-2 is amended to add the words “as amended on August 30, 2013” after “July 1, 2013.”
6.	The first sentence of the Officer’s Certificate attached as Exhibit A-3 is amended to add the words “as amended on August 30, 2013” after “July 1, 2013.”

B.	Prospectus Supplement. The Fund shall file a Rule 497 Prospectus Supplement reflecting this Amendment within 2 business days of the date hereof.

C.	Comfort Letter. On the date hereof, the Fund shall cause to be furnished to CF&Co a written letter from its independent registered public accounting firm (a “Comfort Letter”), in form and substance satisfactory to CF&Co, (i) confirming that they are an independent registered public accounting firm within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” in connection with registered public offerings.

D.	No Other Amendments. Except as set forth in Part A above, all the terms and provisions of the Sales Agreement shall continue in full force and effect.

E.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.

F.	Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws.

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If the foregoing accurately reflects your understanding and agreement with respect to the matters described herein please indicate your agreement by countersigning this Sales Agreement in the space provided below.

Very truly yours,

KAYNE ANDERSON MLP INVESTMENT COMPANY

By:	/s/ James C. Baker
Name: James C. Baker
Title: Executive Vice President

KA FUND ADVISORS, LLC

By:	Kayne Anderson Capital Advisors, L.P. its Manager

By:	/s/ James C. Baker
Name: James C. Baker
Title: Senior Managing Director

KAYNE ANDERSON CAPITAL ADVISORS, L.P.
(Solely with respect to Section 6(b)(v), Section 6(b)(vii), Section 7(l), Section 9 and Section 10 of the Sales Agreement, as applicable)

By: Kayne Anderson Investment Management, Inc., its General Partner

By:	/s/ James C. Baker
Name: James C. Baker
Title: Senior Managing Director

CANTOR FITZGERALD & CO.

By:	/s/ Jeffrey Lumby
Name: Jeffrey Lumby
Title: Sr. Managing Director

[Signature page to Amendment No. 1 to the Sales Agreement]